THIRD SUPPLEMENTAL INDENTURE

     This THIRD SUPPLEMENTAL INDENTURE (this "Third Supplemental Indenture") is dated as of March 19, 2002 among Coast Hotels and Casinos, Inc., a Nevada corporation (the "Company"), Coast Resorts, Inc., a Nevada corporation (the "Guarantor") and U.S. Bank National Association (f/k/a Firstar Bank of Minnesota, N.A.), as trustee (the "Trustee") under the Indenture (as hereinafter defined).

                                    RECITALS

     A. The Company and the Guarantor have heretofore executed and delivered to the Trustee (1) a certain Indenture dated as of March 23, 1999 (the "Indenture"), providing for the issuance of the Company's 9-1/2% Senior Subordinated Notes due April 1, 2009, (2) a First Supplemental Indenture dated as of November 20, 2000 (the "First Supplemental Indenture"), and (3) a Second Supplemental Indenture dated as of February 2, 2001 (the "Second Supplemental
Indenture"). All terms used in this Third Supplemental Indenture which are defined in the Indenture, as modified by the First Supplemental Indenture and Second Supplemental Indenture, shall have the same meanings as assigned to them therein.

     B. The Company and the Guarantor have authorized the issuance of (i) an additional $100,000,000 of the Company's Series A 9-1/2% Senior Subordinated Notes due April 1, 2009 (the "Additional Series A Notes") and (ii) an additional $100,000,000 of the Company's Series B 9-1/2% Senior Subordinated Notes due April 1, 2009 to be issued as Exchange Notes solely in exchange for Series A Notes if and when an Exchange Offer is consummated (the "Additional Series B Notes" or, together with the Additional Series A Notes, the "Second Additional Notes").

     C. Pursuant to Sections 9.01(b) and 9.01(g) of the Indenture, a supplemental indenture may be entered into by the Company, the Guarantor and the Trustee without the consent of any of the Holders of Notes to issue Additional Notes.

     D. The Company and the Guarantor desire to issue the Additional Series A Notes in accordance with Section 2.02 and Article 4 of the Indenture and the Additional Series B Notes in accordance with Sections 2.02 and 2.06(f) of the Indenture, in each case in the form set forth herein.

     E. All things necessary to make this Third Supplemental Indenture when executed by the parties hereto a valid and binding amendment of and supplement to the Indenture have been done and performed.

                                    AGREEMENT

     NOW, THEREFORE, for and in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby mutually covenant and agree as follows:

     SECTION 1. Second Additional Notes.

     (a) $100,000,000 aggregate principal amount of Additional Series A Notes shall be issued hereunder on the date hereof. The Additional Series A Notes shall constitute Additional Notes as that term is defined and used in the Indenture.

     (b) Upon the consummation of the Exchange Offer with respect to the Additional Series A Notes, the Additional Series B Notes shall be issued pursuant to Section 2.06(f) of the Indenture solely in exchange for Additional Series A Notes to be cancelled. The Additional Series B Notes shall constitute Additional Notes as that term is defined and used in the Indenture.

     SECTION 2. Form of Note. Pursuant to Sections 9.01(b) and 9.01(g) of the Indenture, the Form of Note set forth in Exhibit A to the Indenture is hereby amended to read as is set forth in Exhibit A hereto.

     SECTION 3. Severability. In case any provision in this Third Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     SECTION 4. No Third Party Beneficiaries. Nothing in this Third Supplemental Indenture, express or implied, shall give to any Person other than the parties hereto and their successors under the Indenture, the holders of the Senior Indebtedness and the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under the Indenture.

     SECTION 5. Effect of Third Supplemental Indenture. This Third Supplemental Indenture supplements the Indenture, as amended by the First Supplemental Indenture and the Second Supplemental Indenture, and shall be a part and subject to all the terms thereof. Except as supplemented hereby, the Indenture shall continue in full force and effect.

     SECTION 6. Governing Law. This Third Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

     SECTION 7. Counterparts. This Third Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

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

     IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed and their respective corporate seals, if any, to be hereunto affixed and attested, all as of the day and year second above written.

                                    COAST HOTELS AND CASINOS, INC.


                                    By:     /s/
                                       -----------------------------------
                                    Name:  Gage Parrish
                                    Title: Vice-President and
                                           Chief Financial Officer



                                    COAST RESORTS, INC.


                                    By:     /s/
                                       -----------------------------------
                                    Name:  Gage Parrish
                                    Title: Vice-President and
                                           Chief Financial Officer



                                    U.S. BANK NATIONAL ASSOCIATION


                                    By:     /s/
                                         ---------------------------------
                                    Name:  Frank Leslie
                                    Title: Trust Officer